Exhibit 11
                                                               ----------

WSMP, INC. AND SUBSIDIARIES
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                    Computation of Per Share Earnings (Loss)


                                           Three Months Ended             Six Months Ended
                                        -------------------------     -------------------------
                                        August 15,     August 9,      August 15,     August 9,
                                           1997           1996           1997           1996
                                       ------------   ------------   ------------   ------------

Computation of Earnings (Loss) Per
 Common and Common Equivalent Share:
   Net earnings (loss)                  $  602,176     $   (1,269)    $  895,411     $  246,630
                                        ===========    ===========    ===========    ===========

Weighted average shares computation:
 Actual outstanding shares at
   beginning of period                   2,919,088      2,760,338      2,919,088      2,760,338
 Add weighted average
  shares applicable to:
   Common stock issued                     323,220                       322,790
   Common stock options exercised           18,333                        12,214
   Common stock options outstanding        487,920                       462,000        213,185
                                        -----------    -----------    -----------    -----------
Weighted average shares as
 Adjusted                                3,748,561      2,760,338      3,716,092      2,973,523
                                        ===========    ===========    ===========    ===========

Earnings (loss) per common and
 common equivalent share                $      .16     $     (.00)    $      .24     $      .08
                                        ===========    ===========    ===========    ===========
